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EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated April 15, 2002, included in Form 10-KSB for eNucleus, Inc. for the Two Month Period Ended December 31, 2001, Ten Month Period Ended October 31, 2001 and the Year Ended December 31, 2000.


/s/ Bujan & Associates, Ltd.
    Palos Heights, Illinois

April 15, 2002